EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Statement is being jointly filed, and all amendments thereto will be jointly filed, by Eli Lilly and Company, as the main and designated filer, on behalf of each of the persons and entities named below that is named as a reporting person in such filing. Each of the undersigned is responsible for the timely filing of this Statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: October 27, 2022

ELI LILLY AND COMPANY

/s/ Anat Ashkenazi
Name:	Anat Ashkenazi
Title:	Executive Vice President and Chief Financial Officer

KEARNY ACQUISITION CORPORATION

/s/ Philip L. Johnson
Name:	Philip L. Johnson
Title:	President

SCHEDULE A

1.	Eli Lilly and Company

The name, business address, title, and present principal occupation or employment of each of the directors and executive officers of Lilly are set forth below. The address of Lilly is: Lilly Corporate Center, Indianapolis, Indiana 46285. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to Lilly. Unless otherwise indicated below, all of the persons listed below are citizens of the United States of America.

Name	Present Principal Occupation Including Name and Address of Employer
Directors
Ralph Alvarez	Director; Operating Partner, Advent International Corporation
Katherine Baicker, Ph.D.	Director; Dean, Harris School of Public Policy, University of Chicago
J. Erik Fyrwald	Director; President and Chief Executive Officer, Syngenta
Mary Lynne Hedley, Ph.D.	Director; Senior Scientific Fellow, Broad Institute of MIT and Harvard
Jamere Jackson	Director; Executive Vice President and Chief Financial Officer, AutoZone, Inc.
Kimberly H. Johnson	Director; Chief Operating Officer, T. Rowe Price Group, Inc.
William G. Kaelin Jr., M.D.	Director; Professor of Medicine, Harvard Medical School
Juan R. Luciano	Director; Chairman and Chief Executive Officer, Archer Daniels Midland Company Citizenship: United States and Argentina
David A. Ricks	Director; Chairman, President and Chief Executive Officer, Eli Lilly and Company
Marschall S. Runge, M.D., Ph.D.	Director; Executive Vice President for Medical Affairs and Medical School Dean, University of Michigan
Gabrielle Sulzberger	Director; Chair of Global ESG Advisory at Teneo
Jackson P. Tai	Director; Former Vice Chairman and Chief Executive Officer, DBS Group Holdings Ltd and DBS Bank Ltd
Karen Walker	Director; Senior Vice President and Chief Marketing Officer, Intel Corporation Citizenship: United States and United Kingdom
Executive Officers (Who Are Not Directors)
Anat Ashkenazi	Executive Vice President and Chief Financial Officer Citizenship: United States and Israel
Stephen F. Fry	Executive Vice President, Human Resources and Diversity
Anat Hakim	Executive Vice President, General Counsel and Secretary Citizenship: United States and Israel
Edgardo Hernandez	Executive Vice President and President, Manufacturing Operations
Patrik Jonsson	Executive Vice President; President, Lilly Immunology; President, Lilly USA; and Chief Customer Officer
Mike B. Mason	Executive Vice President and President, Lilly Diabetes
Johna L. Norton	Executive Vice President, Global Quality
Leigh Ann Pusey	Executive Vice President, Corporate Affairs and Communications
Diogo Rau	Executive Vice President and Chief Information and Digital Officer
Daniel Skovronsky, M.D., Ph.D.	Executive Vice President, Chief Scientific and Medical Officer, and President, Lilly Research Laboratories
Jacob Van Naarden	Executive Vice President and Chief Executive Officer, Loxo@Lilly
Alonzo Weems	Executive Vice President, Enterprise Risk Management, and Chief Ethics and Compliance Officer
Anne E. White	Executive Vice President and President, Lilly Neuroscience
Ilya Yuffa	Executive Vice President and President, Lilly International

2.	Kearny Acquisition Corporation

The name, business address, title, and present principal occupation or employment of each of the directors and executive officers of Purchaser are set forth below. The address of Purchaser is: Lilly Corporate Center, Indianapolis, Indiana 46285. Where applicable, the business address listed for each individual not principally employed by Purchaser is the address of the corporation or other organization that principally employs that individual as listed below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to Lilly. Unless otherwise indicated below, all of the persons listed below are citizens of the United States of America.

Name	Present Principal Occupation Including Name and Address of Employer
Directors and Executive Officers
Philip L. Johnson	Director and President
Chris Anderson	Director and Secretary
Michael C. Thompson	Director and Treasurer
Executive Officers (Who Are Not Directors)
Jonathan Groff	Assistant Secretary
Katie Lodato	Assistant Treasurer

SCHEDULE B

Stockholder	Shares Beneficially Owned(1)
New Enterprise Associates 16, L.P.	4,294,207
NEA Ventures 2018, L.P.	4,281
Emmanuel Simons	1,204,917
5AM Ventures V, L.P.	3,153,331
5AM Opportunities I, L.P.	982,453

(1)	As of October 17, 2022, as provided by such Stockholder.